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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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CRYOLIFE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1655 ROBERTS BOULEVARD, NW
KENNESAW, GEORGIA 30144

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF CRYOLIFE, INC.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CRYOLIFE, INC. will be held at CryoLife, Inc.'s Corporate Headquarters, 1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144, on May 4, 2006 at 11:00 a.m., Atlanta time, for the following purposes:

  1.
  To elect nine Directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and have been qualified.

  2.
  To transact such other business as may properly come before the meeting or any adjournments thereof.

        Only record holders of CryoLife's common stock at the close of business on March 28, 2006 will be eligible to vote at the meeting.

        Your attendance at the Annual Meeting is very much desired. However, if there is any chance you may not be able to attend the meeting, please execute, complete, date and return the enclosed proxy in the envelope provided. If you attend the meeting, you may revoke the proxy and vote in person.

By Order of the Board of Directors:

STEVEN G. ANDERSON, Chairman of the Board, President, and Chief Executive Officer

Date: April 4, 2006

        A copy of the Annual Report on Form 10-K of CryoLife, Inc. for the fiscal year ended December 31, 2005 containing financial statements is enclosed.

1655 ROBERTS BOULEVARD, NW
KENNESAW, GEORGIA 30144

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

        This proxy statement is furnished for the solicitation by the Board of Directors of proxies for the Annual Meeting of Stockholders of CryoLife, Inc. to be held on May 4, 2006, at 11:00 a.m., Atlanta time, in the auditorium at CryoLife, Inc.'s ("CryoLife" or the "Company") Corporate Headquarters, 1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144. The sending in of a signed proxy will not affect a stockholder's right to attend the meeting and vote in person. A signed proxy may be revoked by the sending in of a timely, but later dated, signed proxy. Any stockholder sending in or completing a proxy may also revoke it at any time before it is exercised by giving timely oral or written notice to Suzanne K. Gabbert, Corporate Secretary of CryoLife, at the offices of CryoLife. Oral notice may be delivered by telephone call to Ms. Gabbert, at (770) 419-3355.

        Holders of record of CryoLife's common stock at the close of business on March 28, 2006 will be eligible to vote at the meeting. CryoLife's stock transfer books will not be closed. At the close of business on March 28, 2006 CryoLife had outstanding a total of 24,773,839 shares of common stock, excluding a total of 903,882 shares of treasury stock held by CryoLife, which are not entitled to vote. Each such share of common stock will be entitled to one vote, non-cumulative, at the meeting. CryoLife's outstanding shares of 6% convertible preferred stock are not entitled to vote.

        Other than the matters set forth herein, management is not aware of any other matters that may come before the meeting. If any other business should properly come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote the shares represented by the effective proxies and intend to vote them in accordance with their best judgment.

        This proxy statement and the attached proxy were first mailed to stockholders on behalf of CryoLife on or about April 4, 2006. Properly executed proxies, timely returned, will be voted and, where the person solicited specifies by means of a ballot a choice with respect to any matter to be acted upon at the meeting, the shares will be voted as indicated by the stockholder. If the person solicited does not specify a choice with respect to election of Directors, the shares will be voted for management's nominees for election as Directors. In addition to the solicitation of proxies by the use of the mails, Directors and officers of CryoLife may solicit proxies on behalf of management by telephone, telegram, and personal interview. Such persons will receive no additional compensation for their solicitation activities, and will be reimbursed only for their actual expenses incurred. CryoLife has requested brokers and nominees who hold stock in their name to furnish this proxy material to their customers and CryoLife will reimburse such brokers and nominees for their related out-of-pocket expenses. The costs of soliciting proxies will be borne by CryoLife.

VOTING PROCEDURES AND VOTE REQUIRED

        The Secretary of CryoLife, in consultation with the judge of election, who will be an employee of CryoLife's transfer agent, shall determine the eligibility of persons present at the Annual Meeting to vote and whether the name signed on each proxy card corresponds to the name of a stockholder of CryoLife. The Secretary, based on such consultation, shall also determine whether or not a quorum of the shares of CryoLife, consisting of a majority of the votes entitled to be cast at the Annual Meeting, exists at the Annual Meeting. Both abstentions from voting and broker non-votes, if any, will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business.

        Nominees for election as Directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election. Since there are nine Directorships to be filled, this means that the nine individuals receiving the most votes will be elected. Abstentions and broker non-votes, if any, will therefore not be relevant to the outcome.

        There are no rights of appraisal or similar dissenters' rights with respect to any matter to be acted upon pursuant to this proxy statement.

ANNUAL MEETING ADMISSION

        Attendance at the Annual Meeting will be limited to stockholders as of the record date, their authorized proxy holders and guests of CryoLife. Admission will be by ticket only. If you are a registered stockholder (your shares are held in your name) and plan to attend the meeting, please vote your proxy and detach your Admission Ticket from the bottom portion of the proxy card. If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and you plan to attend the meeting, you can obtain an Admission Ticket in advance by writing to Suzanne K. Gabbert, Corporate Secretary, CryoLife, Inc., 1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144, (770) 419-3355. Please be sure to enclose proof of ownership such as a bank or brokerage account statement. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Reception Desk on the day of the meeting. Tickets may be issued to others at the discretion of CryoLife.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        The Board of Directors of CryoLife recommends a vote "FOR" the election of each nominee named below.

ELECTION OF DIRECTORS

        The proxy holders intend to vote "FOR" election of the nominees named below, who are currently members of the Board, as Directors of CryoLife, unless otherwise specified in the proxy. Directors of CryoLife elected at the Annual Meeting to be held on May 4, 2006 will hold office until the next Annual Meeting or until their successors are elected and qualified.

        Each of the nominees has consented to serve on the Board of Directors, if elected. Should any nominee for the office of Director become unable to accept nomination or election, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board may recommend.

        The individuals listed below as nominees for the Board of Directors were Directors of CryoLife during all of 2005, with the exception of Mr. Benson who was first appointed in December 2005. The name and age of each nominee, and the period during which such person has served as a Director, together with the number of shares of CryoLife's common stock beneficially owned, directly or indirectly, by such person and the percentage of outstanding shares of CryoLife's common stock such ownership represented at the close of business on March 28, 2006, according to information received by CryoLife, is set forth below:

Name of Nominee	Service as Director	Age	Shares of CryoLife Stock Beneficially Owned(1)		Percentage of Outstanding Shares of CryoLife Stock
Steven G. Anderson	Since 1984	67	1,773,500	(2)	7.1%
Thomas F. Ackerman(10)(11)	Since 2003	51	20,000	(3)	*
James S. Benson(13)	Since 2005	67	10,000	(4)	*
Daniel J. Bevevino(10)(12)	Since 2003	46	20,000	(3)	*
John M. Cook(10)(12)	Since 1999	63	134,500	(5)	*
Ronald C. Elkins, M.D.(10)(13).	Since 1994	69	128,520	(6)	*
Virginia C. Lacy(11)(12)	Since 1997	64	645,159	(7)	2.6%
Ronald D. McCall, Esq.(11)(14)	Since 1984	69	242,113	(8)	*
Bruce J. Van Dyne, M.D.(11)(12)(13)	Since 1999	65	85,300	(9)	*

*
Ownership represents less than 1% of outstanding shares of CryoLife common stock.

(1)
Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.

(2)
Includes 107,924 shares held of record by Ms. Ann B. Anderson, Mr. Anderson's spouse, as well as 145,066 shares held in a grantor-retained annuity trust. Also includes 186,750 shares subject to options which are either presently exercisable or will become exercisable within 60 days after March 28, 2006.

(3)
Includes 20,000 shares subject to options which are either presently exercisable or will become exercisable within 60 days after March 28, 2006.

(4)
Includes 10,000 shares subject to options which are either presently exercisable or will become exercisable within 60 days after March 28, 2006.

(5)
Includes 19,500 shares that are held by CT Investments, LLC of which Mr. Cook owns 90% of the membership interests. Includes options to acquire 85,000 shares of common stock that are presently exercisable or will become exercisable within 60 days after March 28, 2006.

(6)
Includes options to acquire 85,000 shares of common stock which are presently exercisable or will become exercisable within 60 days after March 28, 2006.

(7)
Includes 355,280 shares held by three trusts of which Ms. Lacy is trustee, and as to which shares she has voting power and control. Also includes 165,879 shares held by an IRA of Ms. Lacy's deceased spouse, of which Ms. Lacy is the beneficiary. Includes 3,000 shares held by a foundation for which Ms. Lacy is the president of the board of directors. Includes 22,500 shares held by a pension plan of which Ms. Lacy is administrator. Excludes 25,200 shares beneficially owned by Ms. Lacy's adult child residing with Ms. Lacy. Ms. Lacy disclaims beneficial ownership of those shares. Includes 98,500 shares subject to options, which are presently exercisable or will become exercisable within 60 days after March 28, 2006.

(8)
Includes 16,000 shares of common stock owned of record by Ms. Marilyn B. McCall, Mr. McCall's spouse. Includes options to acquire 96,425 shares of common stock that are presently exercisable or will become exercisable within 60 days after March 28, 2006.

(9)
Includes options to acquire 75,000 shares of common stock that are presently exercisable or will become exercisable within 60 days after March 28, 2006.

(10)
Member of the Compensation Committee.

(11)
Member of the Nominating and Corporate Governance Committee.

(12)
Member of the Audit Committee.

(13)
Member of the Regulatory Affairs and Quality Assurance Policy Committee.

(14)
Presiding Director of the Board.

        Steven G. Anderson, a founder of CryoLife, has served as CryoLife's President, Chief Executive Officer and Chairman of the Board of Directors since its inception. Mr. Anderson has more than 35 years of experience in the implantable medical device industry. Prior to founding CryoLife, Mr. Anderson was Senior Executive Vice President and Vice President, Marketing, from 1976 until 1983 of Intermedics, Inc. (now Guidant Corp.), a manufacturer and distributor of pacemakers and other medical devices. Mr. Anderson is a graduate of the University of Minnesota.

        Thomas F. Ackerman has served as a Director of CryoLife since December 2003. Mr. Ackerman is Executive Vice President and Chief Financial Officer of Charles River Laboratories International, Inc. (NYSE: CRL), a position he has held since 2005. Charles River Laboratories is a provider of critical research tools and integrated support services for drug and medical device discovery and development. From 1999 to 2005 he served as Senior Vice President and Chief Financial Officer and from 1996 to 1999, he served as Vice President and Chief Financial Officer of Charles River Laboratories, where he has been employed since 1988. Mr. Ackerman is a Director for the University of Massachusetts Amherst Foundation. Mr. Ackerman received a B.S. in Accounting from the University of Massachusetts and is a certified public accountant.

        James S. Benson has served as a Director of CryoLife since December 2005. Mr. Benson retired from the Advanced Medical Device Association (AdvaMed, formerly known as The Health Industry Manufacturers Association, HIMA) in July 2002 as Executive Vice President for Technical and Regulatory Affairs. He was employed by the association from January 1993 through June 2002. Prior to that, he was employed by the Food and Drug Administration (FDA) for 20 years where he held a number of senior positions. He retired from the FDA as Director of the Center for Devices and Radiological Health (CDRH) in December of 1992. Prior to his position as Center Director, he served as Deputy Commissioner from July 1988 through July 1991. During that period, he served as Acting Commissioner for one year, from December 1989 through November 1990. Prior to his position as Deputy Commissioner, he served as Deputy Director of the Bureau of Radiological Health from 1978 to 1982. Mr. Benson serves on the Board of Directors for two other companies: CytoMedix, Inc., a public traded company (OTCBB: CYME), and Medical Device Consultants, Inc., a private company.

        Daniel J. Bevevino has served as a Director of CryoLife since December 2003. Mr. Bevevino is Vice President and Chief Financial Officer of Respironics, Inc. (Nasdaq: RESP), a position he has held since 1996. Respironics develops, manufactures and markets medical devices used primarily for the treatment of patients suffering from sleep and respiratory disorders. Mr. Bevevino has been employed by Respironics since 1988. He began his career as a certified public accountant (currently inactive) with Ernst & Young. Mr. Bevevino received a B.S. in Business Administration from Duquesne University and an M.B.A. from the University of Notre Dame.

        John M. Cook has served as a Director of CryoLife since August 1999. Mr. Cook is currently a Partner at CT Investments, LLC. He is Retired Chairman, President, and Chief Executive Officer of PRG-Schultz International, Inc. (Nasdaq: PRGX), the world's leading recovery audit firm. Mr. Cook served as Chief Executive Officer of PRG-Schultz from its founding in January 1991 until his retirement in July 2005. Prior to PRG-Schultz, he served in a number of top financial and management positions in the retail industry, including Senior Vice President and Chief Financial Officer of Caldor Stores and Senior Vice President of Finance and Controller of Kaufmann's Department Stores, both May Department Stores affiliates. He holds a B.S. degree in accounting from Saint Louis University, where he serves as a member of the Board of Trustees and holds a seat on the Executive Advisory Board of the University's School of Business and Administration.

        Ronald C. Elkins, M.D. has served as a Director of CryoLife since January 1994. Dr. Elkins is Professor Emeritus, Section of Thoracic and Cardiovascular Surgery, University of Oklahoma Health Science Center. Dr. Elkins has been a physician at the Health Science Center since 1971, and was Chief, Section of Thoracic and Cardiovascular Surgery from 1975 to 2002. Dr. Elkins is a graduate of the University of Oklahoma and Johns Hopkins Medical School.

        Virginia C. Lacy has served as a Director of CryoLife since August 1997. Ms. Lacy received her B.A. degree from Northwestern University in 1963. Ms. Lacy is the Administrator of The Jeannette & John Cruikshank Memorial Foundation, which provides housing assistance to those in need throughout the greater Chicago area. Since 1997, Ms. Lacy has served as President, and since 1974 has served as Secretary-Treasurer and Chief Financial Officer, of Precision Devices Corporation, a distributor of medical devices. She was one of the founders of that company and serves as the Chairman of its Board of Directors. As an elected member of the Board of Education of District 203 of the State of Illinois for 12 years, she served on its budget committee, which was responsible for planning and reviewing the spending of $100 million in public funds each year in a school district having 2,500 employees. Ms. Lacy also provided leadership in state education by serving on committees that analyzed state funding for education.

        Ronald D. McCall, Esq. has served as a Director of CryoLife since January 1984 and served as its Secretary and Treasurer from 1984 to 2002. From 1985 to the present, Mr. McCall has been the owner of the law firm of Ronald D. McCall, P.A., based in Tampa, Florida. Mr. McCall was admitted to the practice of law in Florida in 1961. Mr. McCall received his B.A. and J.D. degrees from the University of Florida.

        Bruce J. Van Dyne, M.D. has served as a Director of CryoLife since August 1999. Dr. Van Dyne is a board-certified neurologist and has been in private practice in Minneapolis, Minnesota, since 1975. He has served in numerous advisory positions, including as an Examiner in Neurology for the American Board of Psychiatry and Neurology and as previous Chairman of the Department of Neurology for Park Nicollet Medical Center in Minneapolis. He is a graduate of Northwestern University Medical School and is the author of numerous medical publications in the field of neurology.

        Stockholder Derivative Action.    In August 2002, and again in January 2003, purported stockholder derivative actions were filed against certain Directors. The Company was a nominal defendant. The lawsuits were consolidated, and a settlement was agreed to in the fall of 2005. A stipulation of the settlement provided that the size of CryoLife's Board of Directors would be increased by one director, and that the new seat would be allocated to a director with experience in regulatory affairs. Mr. Benson was identified by the Company's Nominating and Corporate Governance Committee during a candidate search initiated to fill the position. He was appointed a Director in late December 2005.

        The stipulation of settlement also provided that the Board would appoint a new Committee to oversee its regulatory affairs and quality assurance policies relating to new and existing biopharmaceutical products. Mr. Benson was appointed to that Committee, which is the Regulatory Affairs and Quality Assurance Policy Committee.

CORPORATE GOVERNANCE

Information about the Board of Directors

        CryoLife's Board of Directors believes that the purpose of corporate governance is to maximize stockholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices which the Board and senior management believe promote this purpose, are sound, and represent best practices. CryoLife's Board reviews these governance practices, Florida law (the state in which CryoLife is incorporated), the rules and listing standards of the New York Stock Exchange ("NYSE"), and Securities and Exchange Commission ("SEC") regulations, as well as best practices suggested by recognized governance authorities.

        Currently, the Board of Directors has nine members. With the exception of Mr. Anderson, the Directors currently meet the definition of "independent" as set forth in Sections 303A.02 and 303A.06 of the current NYSE Listing Standards, which set forth standards of "independence" for Audit Committee members. The Company has adopted categorical standards which provide that the following relationships will be considered material relationships that would impact a director's independence if, within the preceding three years (measured consistently with the NYSE's interpretation):

  •
  the director is or was employed by CryoLife, or an immediate family member of the director is or was employed by CryoLife as an executive officer;

  •
  the director or an immediate family member of the director received or receives more than $100,000 per year in direct compensation from CryoLife, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

  •
  the director or an immediate family member of the director was employed by or affiliated with CryoLife's present or former internal or independent auditors;

  •
  the director or an immediate family member of the director is or was employed as an executive officer of another company where any of CryoLife's current executive officers serves on that company's compensation committee; or

  •
  the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of another company that makes payments to or receives payments from CryoLife, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or two percent of the other company's consolidated gross revenues.

        The following commercial or charitable relationships will not be considered to be material relationships that would impair a director's independence:

  •
  if a CryoLife director is a partner, executive officer or controlling shareholder of another company or business that does business with CryoLife, and the annual amount paid to, or received from, CryoLife in the preceding calendar year, or expected to be paid or received in the current calendar year, is less than $100,000 and is also less than fifteen percent of the annual revenues of such company or business in such years;

  •
  if a CryoLife director provides professional services to CryoLife, such as legal, investment banking or consulting services, either individually or through a personal corporation, and the annual amount received from CryoLife in the preceding calendar year, or expected to be received in the current calendar year, is less than $100,000 and is also less than fifteen percent of the gross annual income of such director in such years;

  •
  if a CryoLife director is an executive officer of another company which is indebted to CryoLife, or to which CryoLife is indebted, and the total amount of either company's indebtedness to the other is less than five percent of the total consolidated assets of the company of which he or she serves as an executive officer; and

  •
  if a CryoLife director serves as an officer, director or trustee of a charitable organization, and CryoLife's discretionary charitable contributions to the organization are less than two percent of that organization's total annual charitable receipts. CryoLife's automatic matching of employee charitable contributions will not be included in the amount of CryoLife's contributions for this purpose.

        Based on the information available to it at this time, the Board has determined that a majority of the Directors now in office qualify as independent directors under the NYSE's recently adopted corporate governance requirements. As a result of its annual review, the Board has determined that with the exception of Mr. Anderson, none of the Directors now in office has a material relationship with the Company. Mr. Anderson is not eligible to be a member of CryoLife's standing committees of the Board as he does not meet the NYSE's requirements for independence.

        Other than Mr. Benson, none of the Directors who were determined to be independent had any relationships that were within the categorical standards identified above or had a commercial or charitable relationship outside of the relevant categorical standards relating to commercial or charitable relationships.

        In 2003, Mr. Benson was engaged by the law firm representing a Special Litigation Committee of the Board of Directors of the Company to serve as an expert witness to the Special Litigation Committee's independent investigation into allegations made by the Plaintiffs in the shareholder derivative lawsuit filed against the Company's Directors, which was settled in 2005. Mr. Benson billed that law firm a total of approximately $52,500 for services provided in 2003. Mr. Benson was engaged to serve as an expert witness by a different law firm representing the Company in the securities class action shareholder lawsuit filed against the Company, which was also settled in 2005. Mr. Benson billed a total of approximately $38,000 in expert witness fees for services provided in 2004 (approximately $28,500) and 2005 (approximately $9,500). The Nominating and Corporate Governance Committee and the Board of Directors were informed of these engagements at the time he was appointed as a Director, and concluded that he was independent. The basis for this determination was that Mr. Benson's relationship was indirect and has ended, and that Mr. Benson had been interviewed and subsequently approved as a candidate for the Board of Directors by plaintiffs' counsel in the derivative lawsuit.

        In June 2005 the Board of Directors appointed Virginia C. Lacy as Presiding Director. Mr. McCall succeeded her in that position in December, 2005. The Presiding Director has frequent contact with Mr. Anderson and other members of management on a broad range of matters and has additional corporate governance responsibilities for the Board, including (a) acting as chairman of each of the non-management Director executive sessions; (b) presiding at Board meetings when the Chairman of the Board is not present; and (c) receiving and processing communications from concerned parties wishing to contact the non-management Directors.

        During 2005, no Director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he or she served. In general, members of the Board of Directors are appointed to committees at the annual meeting of Directors immediately following the Annual Meeting of Stockholders.

        During 2005, the Board of Directors held eight meetings and the committees held a total of 22 meetings. The average attendance at the Board of Directors and committee meetings was 94.5%.

Director Compensation

        During 2005, non-employee Directors of the Board of Directors of CryoLife were paid annual fees of $40,000. Although Mr. Benson was appointed as a director on December 27, 2005, he received no director's fees in that year. Each committee Chairman receives an additional $5,000 chairman's fee. The Presiding Director also receives an additional $25,000 presiding director's fee.

        Non-employee Directors also receive grants of options under the 2004 Non-Employee Directors Stock Option Plan. Newly appointed non-employee Directors receive a 10,000 share option. If reelected at the annual meeting, each non-employee Director receives a 10,000 share option grant at that time. At least 50% of Directors' annual fees are to be paid in CryoLife stock, computed as including the fair value of stock grants, the amount expensed in the case of option grants, and amounts paid in cash to cover taxes on stock grants.

Standing Committees of the Board of Directors

        During most of 2005, the Board of Directors had three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. In 2005, the Board of Directors created the Regulatory Affairs and Quality Assurance Policy Committee. In 2005, the Audit Committee met five times, the Compensation Committee met nine times and the Nominating and Corporate Governance Committee met five times. The Regulatory Affairs and Quality Assurance Policy Committee first met in November 2005. These committees are described below.

        Audit Committee—CryoLife's Audit Committee consists of four non-employee Directors: Mr. Bevevino, Chairman, Mr. Cook, Ms. Lacy, and Dr. Van Dyne. The Audit Committee reviews the general scope of CryoLife's annual audit and the nature of services to be performed for CryoLife in connection therewith, acting as liaison between the Board of Directors and the independent registered public accounting firm. The Audit Committee also formulates and reviews various company policies, including those relating to accounting practices and internal control systems of CryoLife. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of CryoLife's independent registered public accounting firm and for engaging or discharging CryoLife's independent registered public accounting firm. Each of the members of the Audit Committee is "independent" as defined in Section 303A.02 of the current NYSE Listing Standards and also meets the criteria set forth in Section 303A.06. No member of the Audit Committee serves on the Audit Committee of more than three publicly registered companies. In addition, the Board of Directors has determined that at least one member of the Audit Committee meets the NYSE standard of having accounting or related financial management expertise. The Board of Directors has also determined that Mr. Bevevino meets the SEC criteria of an "audit committee financial expert."

        The Audit Committee operates under a written charter, which was revised in February 2004 to give this committee broader authority to fulfill its obligations under SEC and NYSE requirements. A current copy is attached as Appendix A to this Proxy Statement and may be viewed on the Company's website at www.cryolife.com/investornew.htm, and is available in print form to stockholders on request at no charge. The charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation, and oversight of the Company's independent registered public accounting firm, including pre-approval of all audit and non-audit services to be performed by the Company's independent registered public accounting firm. The Report of the Audit Committee is on page 12 of this proxy statement.

        Compensation Committee—CryoLife's Compensation Committee consists of four non-employee Directors: Mr. Ackerman, Chairman, Mr. Bevevino, Mr. Cook, and Dr. Elkins. Each member of the Compensation Committee meets the independence requirements of Section 303A.02 of the current NYSE Listing Standards. The Compensation Committee is responsible for evaluating the performance of officers and setting the annual compensation for all officers, including the salary and the compensation package of executive officers. Each year the Compensation Committee evaluates the performance of the Company's Chief Executive Officer in a joint session with the Nominating and Corporate Governance Committee. The committee also administers CryoLife's benefit plans.

        The Compensation Committee operates under a written charter setting out its functions and responsibilities. A current copy can be viewed on the Company's website at www.cryolife.com/investornew.htm, and is available in print form to stockholders on request at no charge. The report of the Compensation Committee is on page 14 of this proxy statement.

        Nominating and Corporate Governance Committee—CryoLife's Nominating and Corporate Governance Committee consists of four non-employee Directors: Ms. Lacy, Chairwoman, Mr. Ackerman, Mr. McCall, and Dr. Van Dyne. Each of these individuals is "independent' as defined in Section 303A.02 of the current NYSE Listing Standards. The committee's responsibilities include the selection of potential candidates for the Board and the development and annual review of governance principles. It annually reviews Director compensation and benefits, and oversees the annual self-evaluations of the Board and its committees. Each year the Nominating and Corporate Governance Committee evaluates the performance of the Company's Chief Executive Officer in a joint session with the Compensation Committee. The committee also makes recommendations to the Board concerning the structure and membership of the other Board committees.

        The Nominating and Corporate Governance Committee operates under a written charter setting out its functions and responsibilities. A current copy can be viewed on the Company's website at www.cryolife.com/investornew.htm and is available in print form to stockholders on request at no charge. The committee also acts under the guidance of the corporate governance guidelines approved by the Board of Directors and posted on the Company's website at www.cryolife.com/investornew.htm. A copy of the corporate governance guidelines is also available in print, without charge, to any stockholder who requests it.

        Regulatory Affairs and Quality Assurance Policy Committee—CryoLife's Regulatory Affairs and Quality Assurance Policy Committee consists of four non-employee Directors: Dr. Van Dyne, Chairman, Dr. Elkins, Mr. McCall and Mr. Benson. Each of these individuals is "independent" as defined in Section 303A.02 of the current NYSE Listing Standards. The Committee's responsibilities include overseeing the Company's regulatory affairs and quality assurance policies relating to new and existing biopharmaceutical products and recommending for Board approval actions that ensure and enhance the Company's regulatory compliance and policies and procedures for safeguarding the quality and safety of its new and existing biopharmaceutical products. Pursuant to its charter, the Committee is to meet with the Company's in-house auditors and regulatory affairs and tissue processing quality assurance administrators on a quarterly basis, become familiar with the Company's internal policies concerning the development and implementation of improved safety processes and procedures, and become apprised of and make findings of appropriateness concerning the Company's safety processes and procedures.

        The Regulatory Affairs and Quality Assurance Policy Committee operates under a written charter setting out its functions and responsibilities. A current copy can be viewed on the Company's website at www.cryolife.com/investornew.htm, and is available in print form to stockholders on request at no charge.

Policy and Procedures for Stockholders Submitting the Names of Candidates
for Election to the Board of Directors

        Security holders may submit the names of candidates for Director to the Nominating and Corporate Governance Committee. The policy of the Nominating and Corporate Governance Committee is to give the same consideration to nominees submitted to it by stockholders that it gives to individuals whose names are submitted to it by management or other Directors. A stockholder seeking to directly nominate a candidate in that stockholders' capacity as such should refer to Article XV of the Company's Bylaws, which is summarized below. See "Stockholder Proposals" for further details.

        Factors to be considered by the Committee include:

  •
  Whether the Committee sees a need for an additional member of the Board, or to replace an existing member;

  •
  The overall size of the Board of Directors;

  •
  The skills and experience of the nominee, as compared to those of the other members of the Board; and

  •
  Whether the nominee is, or is associated with, the holder of a large number of shares of CryoLife common stock.

        The process to be followed for submitting the name of a candidate is as follows:

  •
  On or before the date specified for stockholders' proposals in Article XV of the Company's Bylaws (generally, 90 to 180 days prior to the anniversary of the last annual meeting—see "Stockholder Proposals"), the sponsor should provide information sufficient to inform the Company that the sponsor qualifies as a stockholder, and the Company should receive the following information about the candidate:

  •
  The name;

  •
  A brief resume of the candidate;

  •
  A brief statement as to why the sponsor recommends the candidate;

  •
  The candidate's written consent to be considered and to serve if elected;

  •
  Contact information for the candidate; and

  •
  The information that would be required to be included in CryoLife's proxy statement relating to the nomination and nominee.

  •
  The Nominating and Corporate Governance Committee will contact the candidate confidentially, and if the Committee is considering new candidates, it will require that the candidate:

  •
  Complete a detailed questionnaire;

  •
  Be available upon request to meet with the Committee and management with reasonable notice;

  •
  Execute a non-disclosure agreement; and

  •
  Provide several references.

        In December 2003 the Board determined that nominees to the Board should be of known integrity, have a good moral and ethical background, have an appropriate level of education, training, or experience so as to be perceived to be able to make a contribution furthering the goals of the Company while being compatible with others on the Board of Directors and in the Company. Special knowledge, education, training, and experience that complement the experience of other Board members will be considered. A candidate's capacity for independent judgment will also be considered. A candidate for Director must be no older than 75 to be nominated for election or re-election.

        The Nominating and Corporate Governance Committee did not receive any nominations of Director candidates from holders of 5% or more of CryoLife stock.

        The policy with respect to Board attendance at annual meetings is that attendance is encouraged, but not required. The then-current Board members all attended the 2005 annual meeting.

        Nominees may be suggested by Directors, members of management, stockholders, or others. Stockholders may communicate the necessary information to the Nominating and Corporate Governance Committee by following the procedures set forth below at "Communication with the Board of Directors and Its Committees." CryoLife in the past has utilized a third party search firm to identify nominees. All nominees are evaluated according to the same criteria.

Code of Business Conduct and Ethics

        Since its founding, CryoLife has maintained a commitment to the highest ethical standards of business conduct and fair dealing in its relations with employees, customers, suppliers, and stockholders. CryoLife has established a Code of Business Conduct and Ethics that clarifies the Company's standards of conduct in potentially sensitive situations; makes clear that CryoLife expects all employees, officers, and Directors to understand and appreciate the ethical considerations of their decisions; and reaffirms the Company's long-standing commitment to a culture of corporate and individual accountability and responsibility for the highest ethical and business practices.

        This Code of Business Conduct and Ethics also serves as the code for the Company's Chief Executive Officer, Chief Financial Officer, Controller, and all other financial officers and executives. A copy of the Code of Business Conduct and Ethics is posted on the Company's website at www.cryolife.com/investornew.htm, and is available in print form to stockholders on request at no charge. In the event that the Company amends or waives any of the provisions of the Code of Business Conduct and Ethics applicable to its Chief Executive Officer, Chief Financial Officer, or Controller, the Company intends to disclose that information on the Company's website at www.cryolife.com/investornew.htm.

Communication with the Board of Directors and Its Committees

        Interested parties may communicate directly with the Board of Directors, the Presiding Director, the non-management Directors as a group, Committee Chairs, Committees, and individual Directors by mail. CryoLife's current policy is to forward all communications to the addressees, unless they clearly constitute unsolicited general advertising. Please send all communications in care of Suzanne K. Gabbert, the Corporate Secretary of CryoLife, at CryoLife's principal executive offices at 1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144.

        Notwithstanding anything to the contrary set forth in any of CryoLife's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other CryoLife filings, including this proxy statement, in whole or in part, neither the following Reports of the Audit Committee and the Compensation Committee nor the Performance Graph shall be incorporated by reference into any such filings.

REPORT OF THE AUDIT COMMITTEE

        The Board of Directors maintains an Audit Committee comprised of four Directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rule of the New York Stock Exchange ("NYSE") that governs audit committee composition, including the requirement that audit committee members all be "Independent Directors" as that term is defined by Sections 303A.02 and 303A.06 of the current NYSE Listing Standards.

        The Audit Committee oversees CryoLife's financial processes on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Board and the Audit Committee have adopted a written Audit Committee Charter. Since the first quarter of 2004, CryoLife has retained a separate accounting firm to provide internal audit services. The internal audit function reports directly to the Audit Committee and, for administrative purposes, to the Chief Financial Officer.

        During the course of fiscal 2005, management completed the documentation, testing, and evaluation of CryoLife's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte & Touche LLP at each regularly scheduled Audit Committee meeting. The Audit Committee also reviewed the report of management contained in CryoLife's Annual Report on Form 10-K for fiscal 2005, as well as Deloitte & Touche LLP's Report of Independent Registered Public Accounting Firm included in CryoLife's Annual Report on Form 10-K related to its audit of (i) CryoLife's consolidated financial statements and financial statement schedules, (ii) management's assessment of the effectiveness of the Company's internal control over financial reporting, and (iii) the effectiveness of the Company's internal control over financial reporting. The Audit Committee continues to oversee CryoLife's efforts related to its internal control over financial reporting and management's preparations for the evaluation in fiscal 2006.

        The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of CryoLife's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, CryoLife's independent registered public accounting firm provided to the Audit Committee the written disclosures and the letter required by the Independence Standards Board's Standard No. 1, and the Audit Committee discussed with the independent registered public accounting firm that firm's independence from management and CryoLife.

        The Audit Committee discussed with CryoLife's independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of CryoLife's internal controls and the overall quality of CryoLife's financial reporting.

        Aggregate fees paid to Deloitte & Touche LLP for the year ended December 31, 2005 were $477,000. See "Independent Registered Public Accounting Firm" at page 27 for further details. The Audit Committee determined that the payments made to its independent registered public accounting firm for non-audit services for 2005 were consistent with maintaining Deloitte & Touche LLP's independence. In accordance with its Audit Committee Charter, CryoLife's Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, specified tax services, and other services.

        In reliance on the reviews and discussions referred to above, the Audit Committee members did not become aware of any misstatement in the audited financial statements and recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in CryoLife's Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee will also select CryoLife's independent registered public accounting firm for fiscal 2006.

Audit Committee
DANIEL J. BEVEVINO, CHAIRMAN JOHN M. COOK VIRGINIA C. LACY BRUCE J. VAN DYNE, M.D.

REPORT OF THE COMPENSATION COMMITTEE ON
EXECUTIVE COMPENSATION

OVERVIEW

        The Compensation Committee of the Board of Directors of CryoLife, Inc. is comprised of non-employee Directors and approves the compensation of CryoLife's executive officers at least annually. The Committee believes the actions of executive officers of CryoLife have a profound impact on the short-term and long-term profitability of CryoLife. Therefore, the Committee gives significant attention to the design of CryoLife's compensation package. During 2005, the Compensation Committee engaged the services of an independent consulting firm to provide it with detailed information on comparable trends at other companies, and general advice as to the various components of compensation for executive officers. The Committee and the Chief Executive Officer have referred to this information in connection with compensation at CryoLife.

        CryoLife's compensation package consists of three parts and is relatively simple in design. The three primary parts are a base salary, a cash bonus, and stock-based incentive compensation. No significant perquisites are provided to executive officers.

BASE SALARY

        The Committee believes it is important for executive officers and other employees of CryoLife to receive acceptable salaries so that CryoLife can recruit and retain the talent it needs. For several years, the Committee has obtained a salary survey report entitled the "Radford Salary Survey for U.S. Biotech Companies," which contains information regarding salaries paid to various biotech executives in the United States. The Committee reviews this salary survey primarily for information regarding salaries, as opposed to bonus and stock incentive information. In setting salaries, the Committee takes into consideration the individual employee's performance, length of service to CryoLife, and the information provided by the Radford Survey. The Committee seeks to set compensation at levels which are reasonable under the circumstances and near the midrange for U.S. biotech companies. The base salary for each executive officer is set on a subjective basis, bearing in mind an overall impression of that Executive's relative skills, experience, and contribution to CryoLife. The Committee does not attempt to address the relative weight assigned to the various factors, which are evaluated on a subjective overall basis by each individual member of the Committee. Salaries of all executive officers are reviewed annually by the Committee. In accordance with this procedure, the Committee consults with Mr. Anderson, the President and Chief Executive Officer of CryoLife, with respect to all executives except Mr. Anderson, and an appropriate range of base salary, bonus, and stock compensation is subjectively considered, based upon the range of compensation received by the other executive officers and the requirements of the particular positions to be filled. The Chief Executive Officer negotiates with candidates for employment as executive officers, subject to acceptance and ratification by the Committee, and this negotiated base salary is reflected in each candidate's employment agreement or other arrangement.

CASH BONUSES

        Cash bonuses are the next component of executive officer compensation. In determining the amount to be paid as bonuses to executive officers, the Compensation Committee ordinarily considers the performance of CryoLife in reaching goals for increased revenues and progress toward profitability as well as the performance of each executive officer. For 2005, the Compensation Committee based its decision as to whether bonuses should be awarded upon its subjective determination that such bonuses were inadvisable given CryoLife's cash position. No cash bonuses were paid in 2005; however, the Compensation Committee did approve the termination and unwinding of the Supplemental Life Insurance Program, and the payment to participants of the amounts listed in the 2005 "Bonus" column in the Summary Compensation Table. The Compensation Committee has requested and received proposals from the Chief Executive Officer for a bonus program tying all or a portion of individual bonuses in 2006 to specified individual and corporate performance goals. The proposals are under review by the Compensation Committee.

STOCK-BASED INCENTIVES

        Stock-based incentives have been a supplemental component of compensation for CryoLife's executive officers, and certain other employees, since the formation of CryoLife. CryoLife adopted equity incentive plans in 1984, 1989, 1993, 1998, 2002, and 2004.

        Option grants made by CryoLife have generally vested at a rate of 20% per year and have had a term of five and one-half years. These options also usually expire upon termination of employment, except in the event of disability or death, in which case the term of the option may continue for some time thereafter.

        The Committee believes that CryoLife's stock incentive program has been effective in focusing attention on stockholder value since the gain to be realized by executive officers upon exercise of options will change as the stock price changes. The Committee also believes that the long-term nature of its option grants encourages CryoLife's executive officers to remain with CryoLife. Finally, the Committee has found it appropriate to grant options to newly employed executive officers in order to encourage such officers to identify promptly with CryoLife's goal of increased stockholder value. The Committee subjectively determines the number of shares to be granted based on its analysis of the number which would provide an adequate incentive to a new executive officer to accept a position with CryoLife.

        In general, following initial employment, the granting of stock-based incentives to executive officers is considered by the Committee to be justified when CryoLife's revenues and financial performance, coupled with the individual executive's performance, warrant supplemental compensation in addition to the salary and any bonus paid with respect to a given year. Each of these factors is weighed subjectively by Committee members in determining whether or not a stock-based incentive should be granted, and such incentives are not granted routinely. In June 2005, the Committee granted options to the Chief Executive Officer under the 2004 Employee Stock Incentive Plan to purchase up to 10,000 shares. In May 2005 the Committee granted options to the Vice President of Regulatory Affairs and Quality Assurance under the 2004 Employee Stock Incentive Plan to purchase up to 5,000 shares.

        In 2004, after review of the incentive, tax, accounting, and cash flow implications of the grants of options as compared to restricted stock awards, the Committee made awards of restricted stock to approximately 140 employees who had not received salary increases, and paid a related cash bonus to cover the tax withholding obligation. These awards vested in December 2004. In November 2004, the Committee granted restricted stock awards, vesting over 12 months, to eight officers. The Committee also granted restricted stock awards in early 2006. The Committee anticipates that it may make additional awards of restricted stock in the future, in lieu of stock options, based on its analysis of the incentive, tax, accounting, and cash flow aspects of each form of incentive.

        On September 30, 2005, the Committee approved the acceleration of vesting of unvested and "out-of-the-money" options previously awarded to employees, including the Chief Executive Officer and several other executive officers. This action was taken primarily to reduce compensation expense related to unvested "out-of-the-money" options that might be recorded in the future following the Company's adoption of Statement of Financial Accounting Standards No. 123 (Revised) "Share-Based Payment."

        The Committee thinks it unlikely that any participants in CryoLife's stock plans will, in the foreseeable future, receive in excess of $1 million in aggregate compensation (the maximum amount for which an employer may claim a compensation deduction pursuant to Section 162(m) of the Internal Revenue Code of 1986 unless certain performance-related compensation exemptions are met) during any fiscal year, other than those individuals with respect to whom the performance-based compensation exemption has been satisfied or severance payments are made.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

        The Committee fixed the 2005 salary of Mr. Steven G. Anderson, Chief Executive Officer of CryoLife, at $600,000. He received no cash bonus; however, the Compensation Committee did approve the termination and unwinding of the Supplemental Life Insurance Program, and the payment to Mr. Anderson, who was a participant, of the amounts shown as "Bonus" in the Summary Compensation Table. This reflects the philosophy of the Committee as set forth at "—Base Salary" and "—Cash Bonuses" above. In June 2005, Mr. Anderson was granted stock options under the 2004 Employee Stock Incentive Plan to purchase 10,000 shares of common stock. The Committee believes the compensation of Mr. Anderson, a founder of CryoLife, reflects their subjective opinion that Mr. Anderson has provided superlative leadership and fulfilled the functions of the Chief Executive Officer of CryoLife at the highest level.

        In September 2005 the Compensation Committee approved a new employment agreement for Mr. Anderson as described later in this proxy statement.

LIMITATIONS ON SEVERANCE, SEPARATION, AND BENEFIT PAYMENTS

        In November 2005, the Compensation Committee recommended, and the Board adopted, a resolution limiting severance, separation, and benefit payments to three times base salary plus bonuses and guaranteed benefits for the Chief Executive Officer and other employees at the Vice President level or higher.

CONCLUSION

        The Committee believes that the mix of a cash salary and bonuses and a stock incentive compensation program represents a balance that has motivated and will continue to motivate CryoLife's management team to produce the best results possible given overall economic conditions and the difficulty of predicting CryoLife's performance in the short term.

COMPENSATION COMMITTEE:
THOMAS F. ACKERMAN, CHAIRMAN DANIEL J. BEVEVINO JOHN M. COOK RONALD C. ELKINS, M.D.

PERFORMANCE GRAPH

        The following performance graph compares the performance of CryoLife common stock to the Russell 2000 Index and to a peer group selected by the management of CryoLife. This peer group ("new peer group") includes public companies in the tissue preservation industry or tissue engineering industry which are listed on Nasdaq and is composed of Osteotech, Inc., LifeCell Corporation, and Regeneration Technologies, Inc. The peer group for 2004 ("old peer group") consisted of Osteotech, Inc., LifeCell Corporation, and Closure Medical Corporation, a public company that marketed tissue adhesive products and was acquired in 2005. Closure Medical is no longer in the old peer group. The Company chose Regeneration Technologies to replace Closure Medical in the new peer group because it is often mentioned as a company whose business is somewhat similar to CryoLife's. Osteotech was selected because it had been utilized as a basis for comparison with CryoLife by analysts for each of the two co-managers of CryoLife's initial public offering. LifeCell was chosen because it is a developer of tissue engineered products. The indexes of peer group companies are weighted according to the market capitalization of their component companies as of December 31, 2005. The graph covers the period from December 31, 2000 to December 31, 2005.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG CRYOLIFE, INC., THE RUSSELL 2000 INDEX
AND PEER GROUPS

ASSUMES $100 INVESTED ON DEC. 31, 2000
ASSUMES DIVIDENDS REINVESTED
FISCAL YEAR ENDING DEC. 31, 2005

VALUE OF $100 INVESTED ON DECEMBER 31, 2000 AT:

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
CRYOLIFE, INC.	$100.00	$99.17	$22.58	$19.11	$23.37	$11.04
RUSSELL 2000	$100.00	$102.49	$81.49	$120.00	$142.00	$148.46
NEW PEER GROUP	$100.00	$83.25	$89.43	$117.99	$124.54	$153.30
OLD PEER GROUP	$100.00	$123.35	$150.61	$244.44	$280.78	$457.14

EXECUTIVE COMPENSATION

        The following table sets forth the compensation paid or accrued by CryoLife to CryoLife's Chief Executive Officer and the five other most highly paid executive officers of CryoLife for 2005 (the "Named Executives"). The information presented is for the three year period ended December 31, 2005, or such shorter period as the individual was an executive officer.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
Annual Compensation
							Restricted Stock Award(s) ($)(4)		Securities Underlying Options/SARs (#)(5)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation(3)						All Other Compensation ($)(6)
Steven G. Anderson Chairman of the Board of Directors, President, and Chief Executive Officer	2005 2004 2003	$600,000 600,000 600,000	$187,600 — —	$	— — —		$	— — —	10,000 10,000 45,000	$4,000 4,000 2,250
David Ashley Lee Executive Vice President, Chief Operating Officer, and Chief Financial Officer	2005 2004 2003	340,000 300,656 261,333	— — —		— — —			— 138,200 —	— 15,000 —	4,100 4,000 2,835
Gerald B. Seery Senior Vice President, Sales and Marketing	2005	308,458	—		187,013	(7)		—	—	57,703	(8)
Albert E. Heacox, Ph.D Senior Vice President, Research and Development	2005 2004 2003	264,596 252,898 253,000	56,023 — —		— — —			— 34,550 —	— 15,000 —	4,000 3,795 2,837
Sidney B. Ashmore Vice President of Marketing(9)	2005 2004 2003	240,089 204,000 204,000	— — —		— — —			— 34,550 —	— 15,000 —	— 680 4,997
David M. Fronk Vice President, Regulatory Affairs and Quality Assurance	2005 2004 2003	233,288 214,500 214,500	9,776 — —		— — —			— 34,550 —	5,000 10,000 —	4,000 3,933 3,000

(1)
Includes base salary earned by the Named Executives for the periods presented and compensation deferred under CryoLife's 401(K) plan. Amounts reported for Mr. Seery and Mr. Ashmore include commissions earned during the periods presented.

(2)
Amounts shown represent payments made in connection with the termination and unwinding of the Company's Supplemental Life Insurance Program, as described below.

(3)
Amounts for perquisites and other personal benefits extended to the Named Executives are less than the lesser of $50,000 or 10% of the total of annual salary and bonus of such Named Executive and as such are not required to be disclosed.

(4)
In November 2004, Messrs. Ashmore, Fronk, Heacox, and Seery received grants of restricted stock awards of 5,000 shares each, vesting ratably over 12 months. At the same time, and concurrently with his promotion to the positions of Executive Vice President and Chief Operating Officer, Mr. Lee received a 20,000 share stock award, which vested immediately. Any dividends paid on common stock would also be paid on unvested stock. At December 31, 2004, the number and value of the aggregate shares of unvested stock held by each of the named officers was as follows, based on the closing price on that date of $7.07 per share: David Ashley Lee, zero shares; Sidney B. Ashmore, 4,583 shares, $32,402; Albert E. Heacox, 4,583 shares, $32,402; David M. Fronk, 4,583 shares, $32,402 and Gerald B. Seery, 4,583 shares, $32,402.

(5)
During the periods presented, the only forms of long-term compensation utilized by CryoLife have been the grant of stock options and awards of restricted stock. CryoLife has not awarded stock appreciation rights, or made any long-term incentive payouts. Accordingly, the column for "Long-Term Incentive Payouts" has been omitted.

(6)
Except as indicated, these amounts represent matching contributions to the CryoLife 401(K) plan for all years presented.

(7)
Represents net amounts paid to Mr. Seery as tax reimbursements or on his behalf as taxes during 2005 related to the period he served in the United Kingdom before he returned to the United States and became an executive officer.

(8)
Mr. Seery received allowances or reimbursements of $50,801 for expenses he incurred arising from his service in the United Kingdom before he returned to the United States and became an executive officer. Also includes $3,675 representing the matching contributions to the CryoLife 401(K) plan and $4,228 for relocation risk/international insurance.

(9)
Mr. Ashmore resigned in January 2006.

        Supplemental Life Insurance Program.    Pursuant to a supplemental life insurance program for certain executive officers of the Company, the Company and the executives shared in the premium payments and ownership of insurance policies on the lives of such executives. Upon death of the insured party, policy proceeds equal to the premium contribution are due to the Company with the remaining proceeds due to the designated beneficiaries of the insured party. The Company suspended payment of a portion of the premiums upon effectiveness of Section 402(a) of the Sarbanes-Oxley Act of 2002. Therefore, no premium contributions were made by the Company in the periods presented. The aggregate Company contributions for each of the named executive officers who participated in the program were $187,600, $56,023, and $9,776, respectively for each of Messrs. Anderson, Heacox, and Fronk as of December 31, 2004. In November, 2005, based upon the recommendation of the Compensation Committee, the Board of Directors terminated and unwound its supplemental life insurance program and made distributions to Messrs. Anderson, Heacox and Fronk equal to the aggregate Company contributions at December 31, 2004.

        Grant of Options.    During 2005, options were granted to certain Named Executives. No stock appreciation rights (SARs) have been granted by CryoLife. The following table sets forth information regarding the option grants in 2005:

OPTION/SAR GRANTS IN LAST FISCAL YEAR (2005)

Potential Realizable Value at Assumed Annual Rates of Appreciation for Option Term
	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year
Name			Exercise Price ($/Sh)(1)	Expiration Date(2)
					5% ($)	10% ($)
Steven G. Anderson	10,000	28.6%	$7.63	12-3-10	$21,080	$46,582
David Ashley Lee	—	—	—	—	—	—
Gerald B. Seery	—	—	—	—	—	—
Albert E. Heacox, Ph.D.	—	—	—	—	—	—
Sidney B. Ashmore	—	—	—	—	—	—
David M. Fronk	5,000	14.3%	6.16	11-2-10	9,488	21,245

(1)
The exercise price was fixed as the closing price on the NYSE on the date of grant. Mr. Anderson's options vested immediately. Mr. Fronk's vest 20% per year.

(2)
Options are subject to earlier termination in the event of death, disability, retirement, or termination of employment.

        Options Exercised.    The following table sets forth information regarding the exercise of options in 2005 and the number of options held by the Named Executives listed in the Summary Compensation Table, including the value of unexercised in-the-money options, as of December 31, 2005. The closing price of CryoLife's common stock on December 31, 2005 used to calculate such values was $3.34 per share.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR (2005)
AND FISCAL YEAR-END OPTION/SAR VALUES (AS OF DECEMBER 31, 2005)

			Number Of Securities Underlying Unexercised Options/SARs At Year End (#)		Value Of Unexercised In-The-Money Options/SARs At Year End ($)
Name	Shares Acquired On Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Steven G. Anderson	—	$—	195,750	47,000	$20,520	$13,680
David Ashley Lee	—	—	60,500	37,000	28,500	28,500
Gerald B. Seery	—	—	22,000	33,000	—	—
Albert E. Heacox, Ph.D.	—	—	27,910	21,940	16,997	11,332
Sidney B. Ashmore	—	—	67,000	28,000	27,360	18,240
David M. Fronk	—	—	56,100	28,400	26,334	17,556

        2004 Employee Stock Incentive Plan.    On February 24, 2004, the Board of Directors adopted the 2004 Employee Stock Incentive Plan, which was approved by stockholders in June 2004. CryoLife's 2004 Employee Stock Incentive Plan provides for the grant of options ("Options"), stock appreciation rights ("SARs"), and stock units, performance shares, restricted stock awards, and restricted stock unit awards (collectively referred to as "Other Stock Awards"). Options, SARs, and Other Stock Awards are collectively referred to herein as "Awards," which may be granted under the 2004 Employee Stock Incentive Plan to employees and officers of CryoLife and its subsidiaries. The maximum number of shares of stock that may be awarded under the 2004 Plan is the sum of: (i) 2,000,000 shares of stock; and (ii) up to 100,000 shares of stock tendered in connection with the exercise of Options granted under either the 2004 Employee Stock Incentive Plan, the 2002 Stock Incentive Plan, the 1998 Long-Term Incentive Plan, or the 1993 Employee Stock Incentive Plan resulting in a maximum (the

"Plan Maximum") of 2,100,000 shares of common stock that may be granted under the 2004 Employee Stock Incentive Plan. In addition, the following provisions are imposed under the 2004 Employee Stock Incentive Plan: (i) a maximum of 2,000,000 shares may be issued under Options intended to be Incentive Stock Options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) a maximum of 400,000 shares may be issued under Options and SARs to any one individual during any consecutive twelve-month period, (iii) a maximum of 2,000,000 shares in the aggregate may be subject to Stock Awards, and (iv) no more than 2,000,000 shares may be subject to Awards that are intended to be "performance-based compensation" (as that term is used for purposes of Code Section 162(m)). The 2004 Employee Stock Incentive Plan terminates in June 2014, unless terminated by the Board prior to that date; provided that in the event of 2004 Employee Stock Incentive Plan termination, the 2004 Employee Stock Incentive Plan shall remain in effect as long as any options, Stock Appreciation Rights or other stock awards granted under it are outstanding. As of March 28, 2006, options for 599,950 shares were outstanding, no options had been exercised, awards of 118,020 had been issued and 1,284,945 shares remain available for grant pursuant to the 2004 Employee Stock Incentive Plan.

        2002 Stock Incentive Plan.    On March 7, 2002, the Board of Directors adopted the 2002 Stock Incentive Plan, which was subsequently approved by stockholders. Options may be granted under the 2002 Stock Incentive Plan to employees, officers or Directors of CryoLife and consultants and advisers to CryoLife and its subsidiaries. Unless sooner terminated by the Board, the 2002 Stock Incentive Plan terminates in March 2012. CryoLife's 2002 Stock Incentive Plan provides for the grant of Options, SARs, and stock units, performance shares, and restricted stock awards (collectively referred to as "Stock Awards"). Options, SARs, and Stock Awards are collectively referred to herein as "Awards." Awards may be granted under the 2002 Stock Incentive Plan to acquire up to a maximum of 974,000 shares of common stock. In addition, the following limitations are imposed under the 2002 Stock Incentive Plan: (i) a maximum of 974,000 shares may be issued pursuant to Options intended to be ISOs under Section 422 of the Code (ii) a maximum of 100,000 shares may be issued under Options and SARs to any one individual during any consecutive twelve-month period, (iii) a maximum of 100,000 shares in the aggregate may be subject to Stock Awards, and (iv) a maximum payment under Stock Awards of $400,000 may be made to any one individual for any performance goals established for any performance period (including the fair market value of stock subject to Awards denominated in shares). As of March 28, 2006, options for 561,450 shares were outstanding, options for 169,600 shares had been exercised, and 256,127 shares remain available for grant pursuant to the 2002 Stock Incentive Plan.

        1998 Long-Term Incentive Plan.    On December 19, 1997, the Board of Directors adopted the CryoLife 1998 Long-Term Incentive Plan, which was subsequently approved by stockholders. As amended in 2000, the 1998 Long-Term Incentive Plan provides for the grant of options, stock appreciation rights, and other awards to acquire up to a maximum of 900,000 shares of common stock, subject to certain adjustments. As of March 28, 2006, options for 403,730 shares were outstanding, options for 83,365 shares had been exercised, and 422,790 shares remain available for grant pursuant to the 1998 Long-Term Incentive Plan.

        1993 Employee Stock Incentive Plan.    On July 6, 1993, the Board of Directors adopted the CryoLife 1993 Employee Stock Incentive Plan, which was subsequently approved by stockholders. As of March 28, 2006, options for 56,400 shares were outstanding, options for 794,994 shares had been exercised, and no shares remain available for grant pursuant to the 1993 Employee Stock Incentive Plan. The 1993 Employee Stock Incentive Plan has now expired.

        2004 Non-Employee Directors Stock Option Plan.    On February 24, 2004, the Board of Directors adopted the 2004 Non-Employee Directors Stock Option Plan, which was approved by stockholders in June 2004. Each individual who is appointed or elected as a Director of CryoLife for the first time shall automatically receive an option to purchase 10,000 shares of common stock on the next business day after such appointment or election. This option shall be in addition to any option granted pursuant to yearly service as described below. On the first business day following (i) CryoLife's 2004 Annual Meeting of Stockholders and (ii) each succeeding Annual Meeting thereafter, each individual who is at the time elected, reelected or continuing as a non-employee Director automatically will be granted an option to purchase 10,000 shares of common stock. Options granted under this plan are not transferable other than by will or the laws of descent and distribution. CryoLife's 2004 Non-Employee Directors Stock Option Plan provides for the grant of options to acquire up to a maximum of 500,000 shares of common stock, subject to certain adjustments. As of March 28, 2006, options for 150,000 shares were outstanding, no options had been exercised, and 350,000 shares remain available for grant pursuant to the 2004 Non-Employee Directors Stock Option Plan.

        CryoLife Amended and Restated Non-Employee Directors Stock Option Plan.    The CryoLife Amended and Restated Non-Employee Directors Stock Option Plan, which has now expired, provided for the grant of options to non-employee Directors of CryoLife. At each Annual Meeting of Stockholders, each non-employee Director elected, re-elected, or continuing as a non-employee Director of CryoLife received an annual grant of options to purchase 7,500 shares on the first business day after such Annual Meeting, which options vested and became exercisable on the date of grant. Options granted under this plan are not transferable other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the optionee may transfer the option for no consideration to or for the benefit of a member of the optionee's immediate family (including, without limitation, to a trust or IRA) subject to such limits as the Board may establish, and the transferee shall remain subject to all the terms and conditions that were applicable to such option prior to the transfer. Upon the death of a non-employee Director, options that were exercisable on the date of death are exercisable by his or her legal representatives or heirs, but in no event may the option be exercised after the last day on which it could have been exercised by the non-employee Director. As of March 28, 2006, options for 90,000 shares were outstanding, options for 307,500 shares had been exercised, and no options for shares remain available for grant pursuant to the Amended and Restated Non-Employee Directors Stock Option Plan.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2005 with respect to shares of CryoLife common stock that may be issued under existing equity compensation plans. CryoLife's Board of Directors in the past has awarded grants of options to Directors, executive officers, and employees on a case-by-case basis when sufficient shares were not available under equity compensation plans approved by stockholders. CryoLife does not intend to continue this practice except to the extent that shares are otherwise unavailable under stockholder-approved plans and the grants are permitted by applicable NYSE rules.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Plans Approved by Stockholders	1,625,080	$10.43	2,629,362
Plans Not Approved by Stockholders	128,925	$25.67	—

Total	1,754,005	$11.55	2,629,362

Employment Agreements

        On September 5, 2005, CryoLife entered into employment agreements with Mr. Anderson and Mr. Lee. On November 1, 2005, CryoLife entered into an employment agreement with Mr. Seery. The employment agreements were very similar except for the length of employment and position-specific terms, such as duties of employment and compensation, and except as otherwise disclosed below. Under the employment agreements, CryoLife agreed to employ, and each officer agreed to remain employed by CryoLife, for two years after the effective date of the agreement. Unless notice to the contrary is given, each agreement extends for one more year at the first anniversary of the agreement. Mr. Anderson's agreement provides for further one year extensions if notice to the contrary is not given. The current annual salaries for Messrs. Anderson, Lee, and Seery are $600,000, $340,000, and $250,000, respectively. For 2006, Mr. Seery is also entitled to a quarterly bonus equal to 0.5% of any increase in net revenues from the Company's products and services for each quarter as compared to the same quarter in 2005. The employment agreements provide that employment may be terminated by either party with or without cause. If there is a change in control, as defined in the employment agreement, Messrs. Anderson, Lee, and Seery are entitled to receive a retention payment equal to the salary and bonus for the year in which the change in control occurs if they remain with the Company for 12 months thereafter or their employment is terminated without cause or by the employee for good reason. "Good reason" includes termination by the officer for any reason, at least 90, but not more than 120, days following a change of control or during the 30-day period immediately following the first anniversary of a change of control.

        Under the employment agreements, upon termination by the employee for good reason or termination by the Company other than for cause, death, or disability, CryoLife agrees to pay a severance payment equal to one times the annual salary and bonus compensation for the year in which termination occurs. Mr. Anderson receives a severance payment of two times such compensation. If Mr. Anderson elects to retire, he will receive one times his compensation, which increases to two times over a one-year vesting schedule. Upon termination by the Company for cause or by the employee for any reason other than for good reason (or retirement in the case of Mr. Anderson), the employment agreements will terminate, and CryoLife will not be obligated to pay any severance amount. The employment agreements provide for a "gross up" in the event an excise tax arises under Section 4999 of the Internal Revenue Code of 1986, as amended. The agreements limit severance, separation, and/or similar payments to the equivalent of three years salary, including bonuses and guaranteed benefits.

        The employment agreements automatically terminate upon death. Each employee is required to devote his full and exclusive time and attention to his employment duties. Under the employment agreements, CryoLife has agreed to require any successor to all or substantially all of the business and/or assets of CryoLife to assume the employment agreements.

        If Mr. Anderson's employment is terminated for any reason other than cause, the Company will continue to provide major medical benefits to Mr. Anderson and his wife, Ann B. Anderson, for the duration of their lives subject to a limit of $25,000 per year. The Company is obligated to reimburse Mr. Anderson for all reasonable expenses incurred by him directly related to the performance of his responsibilities and duties for CryoLife. Reimbursable expenses shall also include, with a value of up to 10% of Mr. Anderson's base salary, monthly car payments and auto expenses and dues and business-related expenses at specified private clubs.

        Compensation Committee Interlocks and Insider Participation.    The following three Directors served on the Compensation Committee of CryoLife's Board of Directors through June 2005: Mr. Ackerman, Chairman, Mr. Cook and Mr. Bevevino. They were reappointed to the Compensation Committee at the 2005 Annual Meeting in June 2005. Dr. Elkins was appointed to the Compensation Committee in August 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires that CryoLife's executive officers, Directors, and persons who beneficially own more than 10% of CryoLife's stock file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, Directors, and greater than 10% beneficial owners are required by SEC regulations to furnish CryoLife with copies of all Section 16(a) forms they file.

        Based solely on its review of copies of forms received by it pursuant to Section 16(a) of the Securities Exchange Act of 1934 or written representations from reporting persons, CryoLife believes that with respect to 2005, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10% beneficial owners were complied with.

Certain Transactions

        CryoLife employs Mr. Anderson's son, Bruce G. Anderson, age 39, as Director of Cardiovascular Field Services in the Marketing Department. He has held various positions within the Company since 1994. His compensation during 2005, including commissions, was $199,791.

OWNERSHIP OF PRINCIPAL STOCKHOLDERS, NAMED EXECUTIVES,
AND EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP

        The name and address of each person or entity who owned beneficially 5% or more of the outstanding shares of common stock of CryoLife on March 28, 2006 together with the number of shares owned and the percentage of outstanding shares that ownership represents is set forth in the following table. The table also shows information concerning beneficial ownership by the Named Executives and by all Directors and executive officers as a group. The number of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days after the date hereof through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting powers, or shares such powers with his or her spouse, with respect to the shares set forth in the following table:

Beneficial Owner	Number of Shares of CryoLife Common Stock Beneficially Owned		Percentage of Outstanding Shares of CryoLife Common Stock
Steven G. Anderson	1,773,500	(1)	7.1%
David M. Fronk	72,331	(2)	*
Albert E. Heacox, Ph.D.	86,070	(3)	*
David Ashley Lee	107,171	(4)	*
Sidney B. Ashmore(5)	42,728		*
Gerald B. Seery	44,357	(6)	*
O.S.S. Capital Management, L.P.	2,528,607	(7)	10.2%
All current Directors and Executive Officers as a group (13 persons)	3,369,021	(8)	13.1%

*
Ownership represents less than 1% of outstanding CryoLife common stock.

(1)
Includes 107,924 shares held of record by Ms. Ann B. Anderson, Mr. Anderson's spouse, as well as 145,066 shares held in a grantor-retained annuity trust. Also includes 186,750 shares subject to options which are either presently exercisable or will become exercisable within 60 days after March 28, 2006. The business address for Mr. Anderson is: c/o CryoLife, Inc., 1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144.

(2)
Includes 57,100 shares subject to options which are either presently exercisable or will become exercisable within 60 days after March 28, 2006.

(3)
Includes 27,910 shares subject to options which are either presently exercisable or will become exercisable within 60 days after March 28, 2006. Also includes 45,000 shares owned by Dr. Heacox's spouse as trustee of a living trust, 5,346 shares owned by Dr. Heacox as trustee of a living trust, 100 shares owned by Albert E. Heacox C/F Rachel K. Heacox, UTMA/GA and 100 shares owned by Albert E. Heacox C/F Daniel A. Heacox, UTMA/GA. Dr. Heacox disclaims beneficial ownership of all shares owned by his son and daughter.

(4)
Includes 60,500 shares subject to options which are either presently exercisable or will become exercisable within 60 days after March 28, 2006. Also includes 1,700 shares held in Mr. Lee's parents' account over which Mr. Lee has signing authority and 1,500 shares held by Mr. Lee's minor children.

(5)
Mr. Ashmore resigned in January 2006.

(6)
Includes 33,000 shares subject to options which are either presently exercisable or will become exercisable within 60 days after March 28, 2006.

(7)
Information is based in part on Schedule 13D filed on December 31, 2005 by Oscar S. Schafer & Partners I LP, a Delaware limited partnership ("OSS I"); Oscar S. Schafer & Partners II LP, a Delaware limited partnership ("OSS II", and together with OSS I, the "Partnerships"); O.S.S. Advisors LLC, a Delaware limited liability company (the "General Partner"), which serves as the general partner of each of the Partnerships; O.S.S. Overseas Fund Ltd., a Cayman Islands exempted company ("OSS Overseas"); O.S.S. Capital Management LP, a Delaware limited partnership (the "Investment Manager"), which serves as investment manager, and management company, to OSS Overseas and the Partnerships, respectively, and has investment discretion with respect to shares of Common Stock directly owned by OSS Overseas and Partnerships; Schafer Brothers LLC, a Delaware limited liability company (the "SB LLC"), which serves as the general partner to the Investment Manager; and Mr. Oscar S. Schafer ("Mr. Schafer"), who serves as the senior managing member of the General Partner and of SB LLC. The address for all of these stockholders (or the investment adviser) is c/o 598 Madison Avenue, New York, NY 10022.

(8)
Includes 855,185 shares subject to options, which are presently exercisable or will become exercisable within 60 days after March 28, 2006. Includes 50,346 shares held as trustees by an executive officer and his spouse. Includes 355,280 shares held as beneficiary of three trusts, and 165,879 shares held as beneficiary of an IRA, of Ms. Lacy's deceased spouse. Includes 22,500 shares held as administrator of a pension plan. Includes 3,000 shares held by a foundation for which Ms. Lacy is the president of the board of directors. Includes 19,500 shares held by CT Investments, LLC, which is controlled by Mr. Cook. Includes 123,924 shares held of record by the spouses of executive officers and Directors. Includes 1,700 shares held of record by the minor children of executive officers and Directors. Includes 1,700 shares held by Mr. Lee's parents.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CryoLife's Independent Registered Public Accounting Firm

        Deloitte & Touche LLP, CryoLife's independent registered public accounting firm for fiscal year 2005, are expected to be engaged to audit the financial statements of CryoLife for the fiscal year ended December 31, 2006. It is expected that a representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement on behalf of his or her firm, if such representative so desires.

Fees Paid To the Independent Registered Public Accounting Firm

        The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company's annual financial statements for the years ended December 31, 2005 and 2004, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2005	2004
Audit fees(1)	$364,000	$625,000
Audit-related fees(2)	93,000	129,000
Tax fees(3)	20,000	178,000
All other fees	—	—

Total	$477,000	$932,000

(1)
Audit fees consisted of work performed in the integrated audit of the financial statements and internal control over financial reporting or the review of interim financial statements and the related SEC Form 10-K and 10-Q filings, respectively.

(2)
Audit related fees consisted primarily of audits of employee benefit plans, grants, replies to regulatory agencies' requests, and other SEC filings.

(3)
Tax fees consisted primarily of tax compliance and reporting ($20,000 in 2005 and $174,000 in 2004) as well as tax consulting work (zero in 2005 and $4,000 in 2004). Tax services provided by other firms were not included in this disclosure.

        Deloitte & Touche LLP was the independent registered public accounting firm for 2005 and 2004.

The Company's Audit Committee approved all of the services described above. The Audit Committee has determined that the payments made to its independent registered public accounting firm for these services are compatible with maintaining such firm's independence.

Audit Committee's Pre-approval Policies and Procedures

        The Audit Committee has the sole authority to appoint or replace, compensate, and oversee the work of any independent registered public accounting firm, who must be, when required, a registered firm as defined by law, whose purpose is the preparation or issuance of an audit report or related work. The independent registered public accounting firm's reports and other communications are to be delivered directly to the Audit Committee, and the Audit Committee is responsible for the resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting.

        The Audit Committee pre-approves all audit and non-audit services performed by the independent registered public accounting firm and all engagement fees and terms in connection therewith, except as otherwise permitted by regulations or the exchange. To date, no services have been approved by the audit committee pursuant to 17 CFR 210.2-01(c)(7)(i)(C), which provides a limited exception to the requirement that services be approved in advance by the Audit Committee if certain conditions are met.

TRANSACTION OF OTHER BUSINESS

        As of the date of this proxy statement, the Board is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Stockholders that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

STOCKHOLDER PROPOSALS

        Appropriate proposals of stockholders intended to be presented at CryoLife's 2007 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 must be received by CryoLife by December 5, 2006 for inclusion in its proxy statement and form of proxy relating to that meeting. In addition, all stockholder proposals submitted outside of the stockholder proposal rules promulgated pursuant to Rule 14a-8 under the Exchange Act must be received by CryoLife by no later than January 4, 2007 but no earlier than October 6, 2006, in order to be considered timely. If such stockholder proposals are not timely received, proxy holders will have discretionary voting authority with regard to any such stockholder proposals which may come before the 2007 Annual Meeting. If the month and day of the next annual meeting is advanced or delayed by more than 30 calendar days from the month and day of the annual meeting to which this proxy statement relates, CryoLife shall, in a timely manner, inform its stockholders of the change, and the date by which proposals of stockholders must be received.

        Upon the written request of any record or beneficial owner of common stock of CryoLife whose proxy was solicited in connection with the 2006 Annual Meeting of Stockholders, CryoLife will furnish such owner, without charge, a copy of its Annual Report on Form 10-K without exhibits for its fiscal year ended December 31, 2005. Requests for a copy of such Annual Report on Form 10-K should be addressed to Suzanne K. Gabbert, Corporate Secretary, CryoLife, Inc., 1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144.

        It is important that proxies be returned promptly. Stockholders who do not expect to attend the meeting in person are urged to sign, complete, date and return the proxy card in the enclosed envelope, to which no postage need be affixed.

By Order of the Board of Directors:

STEVEN G. ANDERSON, Chairman of the Board, President, and Chief Executive Officer

Date: April 4, 2006

CRYOLIFE, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR USE AT THE ANNUAL MEETING ON MAY 4, 2006

The undersigned stockholder hereby appoints STEVEN G. ANDERSON and SUZANNE K. GABBERT, or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Stockholders of CRYOLIFE, INC. to be held on May 4, 2006, and any adjournments thereof.

The undersigned acknowledges receipt of Notice of the Annual Meeting and Proxy Statement, each dated April 4, 2006, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies to vote as indicated below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1.
ELECTION OF DIRECTORS

( )	FOR ALL NOMINEES	NOMINEES:	2. Upon such other matters as may properly come before the meeting.
( ) Steven G. Anderson
( )	WITHHOLD	( ) Thomas F. Ackerman
	AUTHORITY FOR	( ) James S. Benson
	ALL NOMINEES	( ) Daniel J. Bevevino
		( ) John M. Cook	THE PROXIES SHALL VOTE AS SPECIFIED
( )	FOR ALL EXCEPT	( ) Ronald C. Elkins, M.D.	ABOVE, OR IF NO DIRECTION IS MADE,
	(see instructions below)	( ) Virginia C. Lacy	THIS PROXY WILL BE VOTED FOR EACH OF
		( ) Ronald D. McCall, Esq.	THE LISTED NOMINEES.
( ) Bruce J. Van Dyne, M.D.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ( )

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted by this method.			☐

Signature of Stockholder	Date
Signature of Stockholder	Date
NOTE:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorizing officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ADMISSION TICKET

2006 Annual Meeting of Stockholders

NON-TRANSFERABLE	May 4, 2006 11:00 a.m. CryoLife, Inc. 1655 Roberts Boulevard, NW Kennesaw, Georgia 30144	NON-TRANSFERABLE

Attendance at the Annual Meeting will be limited to stockholders as of the record date, their authorized proxy holders and guests of CryoLife.

Admission will be by ticket only.

If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the meeting, you can obtain an admission ticket in advance by writing to Suzanne K. Gabbert, Corporate Secretary, CryoLife, Inc., 1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144, (770) 419-3355. Please be sure to enclose proof of ownership such as a bank or brokerage account statement.

Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Reception Desk on the day of the meeting.

Please Detach and Mail in the Envelope Provided

Please date and sign your proxy card and mail it
back as soon as possible!

2006 Annual Meeting of Stockholders of
 CRYOLIFE, INC.

May 4, 2006

at

CryoLife, Inc.

1655 Roberts Boulevard, NW

Kennesaw, Georgia 30144

11:00 a.m.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
CORPORATE GOVERNANCE
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN AMONG CRYOLIFE, INC., THE RUSSELL 2000 INDEX AND PEER GROUPS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION/SAR GRANTS IN LAST FISCAL YEAR (2005)
AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR (2005) AND FISCAL YEAR-END OPTION/SAR VALUES (AS OF DECEMBER 31, 2005)
OWNERSHIP OF PRINCIPAL STOCKHOLDERS, NAMED EXECUTIVES, AND EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TRANSACTION OF OTHER BUSINESS
STOCKHOLDER PROPOSALS
CRYOLIFE, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 4, 2006